ARTICLES OF INCORPORATION

                                     OF

                             ULTRAVU.COM, INC.


  THE UNDERSIGNED, having associated ourselves together for the purpose of forming a Corporation for the transaction of business and promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and files these Articles of Incorporation, in writing, and we do hereby certify:

                                 ARTICLE I
                                    NAME

  The name of this Corporation shall be:     UltraVu.com, Inc.

                                 ARTCLE II

                                  PURPOSE

  The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the State of Nevada.

                                ARTICLE III

                               CAPITAL STOCK

  The authorizes amount of Capital Stock of the Corporation shall be Fifty Million (50,000,000) Shares of Common Stock at $.001 par value per share, but said Capital Stock may be increased or Decreased from time in accordance with the provisions of the laws of the State of Nevada.


                                     1

                                 ARTICLE IV
                              GOVERNING BOARD

  The members of the Governing Board of the Corporation are styled
Directors.   The initial board of directors shall consist of one member.
The name and address of the First Board of Directors are as follows:

                          FIRST BOARD OF DIRECTORS

  Name                   Address

  Stephen Brown          920 N. Nash St.
                    El Segundo, CA  90245


                                 ARTICLE V

                                INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:

  Name                        Address
  ----                        -------
  Richard T. Ludlow      136 East South Temple, suite 1700A
                         Salt Lake City, Utah 84111



                                     2
                                 ARTICLE VI

                               RESIDENT AGENT

The name and address of the Resident Agent is as follows:

     Name                       Address

     Gateway Enterprises, Inc.  3230 East Flamingo Road, Suite 156
                                Las Vegas, Nevada 89121


and Gateway Enterprises, Inc., does herby certify that on the _________day of July, 2000, they accepted the appointment as Resident Agent of the Corporation in accordance with Section 78.090, N,R,S.

                                ARTICLE VII

                              INDEMNIFICATION

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation o law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of any Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal of modification.



                                     3


                                ARTICLE VIII

                            CONTROLLING INTEREST

     The provisions of NRS 78.378 to 78.3793, inclusive shall not be applicable to any acquisition of a controlling interest in the Corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 28th day of July, 2000.


                                /S/ Richard T. Ludlow
                                ----------------------
                                Richard T. Ludlow



State of  Utah          )
                          :ss
County of Salt Lake     )

On the ________ day of July, 2000, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Richard T. Ludlow, personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that she executed the nstrument.

IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.






/S/ Melinda R. Berss
--------------------
NOTARY PUBLIC                   Notary Seal
                                NOTARY PUBLIC
                                MELINDA R. BERSS
                                1432 South 1400 East
                                Salt Lake Citya, UT 84105
                                Commission Expires
                                December 19, 2001
                                STATE OF UTAH



My commission Expires: 12-10-01

                                     4